EXHIBIT 99.1

MEMORANDUM

TO:	Directors and Executive Officers of Alabama National BanCorporation

FROM:	Kimberly Moore

DATE:	June 22, 2005

RE:	Notice of Change in the Blackout Period with Respect to Trading of Common Stock of Alabama National BanCorporation

As has been communicated to you previously, the Alabama National BanCorporation Employee Capital Accumulation Plan (the “Plan”) will be changing the provider of investment and recordkeeping services from Federated to Fidelity Investments. The Plan trustee also will be changing from First American Bank to Fidelity Management Trust Company. As a result of these changes, a blackout period will be imposed on participants’ transactions in the Plan. The trading prohibition is imposed because, during the blackout period, participants in the Plan are prevented from engaging in certain transactions with respect to the Plan (e.g., directing or diversifying investments, including Alabama National common stock, in their individual accounts and obtaining distributions from the Plan) in order to allow for the transfer and reinvestment of the Plan’s assets.

Since participants cannot engage in transactions with respect to their Plan accounts during the blackout period (including any transactions related to Alabama National common stock holdings), the securities laws also prohibit you, as an insider, from purchasing, selling, or otherwise acquiring or transferring certain equity securities of Alabama National during the blackout period. We have recently learned that the blackout period associated with the transition will begin on July 25, 2005 and is expected to end on August 31, 2005 (rather than from July 31, 2005 through August 19, 2005 as we previously communicated to you). Please disregard the prior notice concerning the blackout period. This prohibition applies only to equity securities of Alabama National that you have acquired in connection with your service or employment as a director or executive officer. It is important to note that any securities you sell or otherwise transfer will automatically be treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and other disclosure and reporting requirements.

Select transactions are exempt from this prohibition, including, but not limited to, purchases or sales of Alabama National securities pursuant to dividend reinvestment plans and certain automatic non-discretionary transactions within employee benefit plans (e.g., the quarterly deferral of directors fees in the Alabama National BanCorporation Plan for the Deferral of Compensation for Directors Who Are Not Employees of the Company).

The foregoing restrictions and limitations are in addition to those under Alabama National’s insider trading policy.

This notice is provided to you pursuant to the requirements of Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306(a) of the Sarbanes-Oxley Act of 2002.

If you have any questions concerning either this notice or the change in the blackout period, please contact Kimberly Moore, Senior Vice President and Plan Administrator, by telephone at (205) 583-3738, by email at kmoore@access-bank.com, or by mail at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203.